Exhibit 99(a)

PACIFICORP GENERATION UNIT OUTAGE

Following the failure of a 430MW generation unit at its Hunter, Utah, power plant on November 24, 2000, ScottishPower today announced that it expects the generation unit to be out of service for four to six months while repairs are completed. Given the current exceptional conditions of the Californian and Western United States power markets, ScottishPower estimates a net cost impact of approximately $1 million a day at last week's power market prices. ScottishPower will seek recovery of these costs through the regulatory process.

For further enquiries:

Colin McSeveny Group Media Relations Manager 0141 636 4515
Andrew Jamieson Investor Relations Manager 0141 636 4527

04/12/00